Exhibit 3.4
Delaware
The First State
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “TNHC REALTY AND CONSTRUCTION INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JUNE, A.D. 2009, AT 8:37 O’CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

STATE of DELAWARE
CERTIFICATE of INCORPORATION
of
TNHC REALTY AND CONSTRUCTION INC.

1.	The name of this corporation is TNHC Realty and Construction Inc. (the “Company”).

2.
The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, County of New Castle 19801. The name of its Registered Agent at such address is The Corporation Trust Company.

3.	The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The amount of the total stock of the Company is authorized to issue is One Thousand (1,000) shares with no par value.

5.	The name and mailing address of the incorporator are as follows:

Tom Redwitz
5520 Trabuco Road
Irvine, CA 92620-5705

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 25th day of June, 2009.
By: /s/ Tom Redwitz
Tom Redwitz, Sole Incorporator